EXHIBIT 99.1

[LOGO] NOBEL LEARNING COMMUNITIES INC.

Contact: George Bernstein, CEO

(484) 947-2000

For Immediate Release

NOBEL LEARNING COMMUNITIES, INC. ANNOUNCES

HIRING OF EDUCATION OFFICER

West Chester, PA, October 23, 2003—Nobel Learning Communities, Inc. (NASDAQ:NLCI), a leading for-profit provider of education and school management services for the pre-elementary through 12th grade market, today announced the hiring of Osborne F. Abbey, Jr., Ed.D. as its new Vice President of Education, to serve as NLCI’s chief educational officer.

Dr. Abbey is the unanimous selection of NLCI’s search committee, which conducted a national four-month search involving nearly eighty applicants. Dr. Abbey is an experienced educator and administrator with a rich background in curriculum design and implementation, special education, technology, and financial planning, most recently serving as Assistant Superintendent of the Township of Union Public Schools in New Jersey. He also currently serves as President of the New Jersey Council of Education, the oldest and most prestigious professional organization in New Jersey dealing with educational policy issues.

Dr. Abbey has had a distinguished career in education as a teacher, working with special needs youngsters, as a state educational specialist, as a County Supervisor, and as Chief School Administrator. He has worked with accreditation organizations to prepare school evaluations, has monitored district-wide special education programs and has served as an Affirmative Action Officer. His leadership experience in professional development, facilities management, and cooperation with multicultural parent advisory groups reveals his broad background in the inner workings of school organization. Dr. Abbey has taught university level courses in curriculum, gifted programs, educational administration, and research.

Dr. Abbey received his BA in Psychology from Waynesburg College, an MA degree in Special Education from Kean College, and an MA degree and a Ed.D. in Educational Administration from Teachers College, Columbia University. He served with the U. S. Navy in Vietnam and concluded his military career stationed with the Commander in Chief, U. S. Naval Forces, in London. Dr. Abbey and his wife will be relocating to the West Chester area.

George Bernstein, the Company’s CEO, commented: “We are proud that Dr. Abbey has chosen to become part of our team. Along with being an excellent educator, he is a kind and caring person who is dedicated to helping children reach their full potential. We are certain that Dr. Abbey will lead Nobel Learning Communities’ educators and students to even higher levels and improve upon their already impressive results and accomplishments.”

Nobel Learning Communities, Inc. operates 172 schools in 14 states consisting of private schools and charter schools; pre-elementary, elementary, middle, specialty high schools and schools for learning challenged children clustered within established regional learning communities.

Except for historical information contained in this press release, the information in this press release consists of forward looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. Potential risks and uncertainties include changes in market demand, market condition and competitive activities, and the acceptance of newly developed and converted schools. Other risks and uncertainties are discussed in NLCI’s filings with the SEC.

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